EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into to be effective as of December 1, 2006 (the “Effective Date”), by and among Evans Bancorp Inc. (“EBI”) and its subsidiary Evans National Bank (the “Bank”), with offices at 14-16 North Main Street, Angola, New York 14006, and David J. Nasca, residing at 54 Lanoche Court, Williamsville, New York 14221 (the “Employee”) to set forth the terms and conditions under which EBI and the Bank shall employ the Employee.

For good and valuable consideration, the receipt of which is acknowledged by the parties, it is agreed as follows:

1. EMPLOYMENT; POSITION. EBI and the Bank agree that the Employee shall succeed James Tilley, EBI’s and the Bank’s current President and Chief Executive Officer. EBI and the Bank hereby employ the Employee and the Employee hereby accepts such employment, subject to the terms and conditions herein set forth. Employee shall serve as President of the Bank and of EBI effective as of the Effective Date, and as Chief Executive Officer of the Bank and EBI effective as of April 1, 2007. The Employee shall hold the offices of President and Chief Executive Officer of the Bank and of EBI reporting to the Board of Directors of the Bank and of EBI, as the case may be. The Employee shall perform such reasonable duties and functions as the Board of Directors of the Bank and/or of EBI may lawfully assign to him and as are typically performed by executives in such senior executive positions, and the Employee shall comply in the performance of his duties with the policies of EBI and of the Bank and of their respective Board of Directors. The Employee agrees to devote his full working time to the performance of his duties hereunder and not to accept paid employment with any other corporation, bank, or other entity.

2. COMPENSATION. As compensation for the employment services to be rendered by the Employee hereunder, the Employee shall be paid, and the Employee agrees to accept, an initial annual base salary of $200,000. The Employee’s base salary shall be payable in equal installments in accordance with the Bank’s practice, and shall be paid to the Employee by either the Bank or EBI in such proportions as may be determined by their respective Boards of Directors. The Employee’s annual salary hereunder for the remaining years of employment shall be determined by the Board of Directors of EBI and of the Bank in their sole, respective discretions, provided, however, that the Employee’s annual salary shall not be decreased. The Employee’s performance appraisal and salary review shall occur annually on a calendar year basis with the first review to be held as of January 1, 2008.

3. STOCK OWNERSHIP. The Employee represents that he currently owns shares of common stock of EBI having a current market value of at least $10,000.

4. TERM. The initial term of employment under this Agreement shall begin on the Effective Date hereof and shall continue until December 31, 2011, subject to prior termination in accordance with the terms of this Agreement (the “Initial Term”). Subject to the rights of the parties hereunder to terminate employment hereunder, the Initial Term may be extended annually by appropriate action of the Board of Directors of EBI and of the Bank for successive additional periods of one (1) year commencing on December 31, 2007 and each anniversary thereof.

5. BENEFITS. Under current policies, as a senior executive officer of the Bank, the Employee is entitled to four weeks paid vacation per year plus five personal days and customary bank holidays, beginning and accruing on January 1, 2007. The Employee shall be entitled to participate in all employee benefit plans, programs, and arrangements as customarily provided by the Bank or by EBI, as the case may be, to their respective senior executive officers and for which the Employee shall qualify, as set forth in the Employee’s offer of employment dated August 7, 2006, accepted August 14, 2006 and approved August 15, 2006 by the Board of Directors EBI and the Bank, and as such plans, programs, and arrangements are from time to time amended (the “Benefit Plans”).

6. BONUS COMPENSATION. The Employee shall be entitled to receive such bonus as may from time to time be deemed appropriate by the Board of Directors of the Bank or of EBI, in their sole, respective discretions. The Employee acknowledges and agrees that, in light of the level of the Employee’s compensation and other factors, bonus arrangements for the Employee may be separately considered from bonus arrangements for the other officers of the Bank or of EBI. The Employee’s initial bonus review shall be for the calendar year 2007, and shall occur as of January 1, 2008.

7. ADDITIONAL BENEFITS. The Bank shall provide the Employee with a $700 per month automobile allowance. The Bank shall reimburse the Employee for his reasonable Brookfield Country Club dues and his reasonable business expenses. The Bank shall pay or reimburse the Employee for fees and expenses associated with membership in trade associations or professional memberships related to the business of EBI or the Bank. Subject to the following conditions and limitations, the Bank shall use its commercially reasonable efforts to obtain for and provide to the Employee supplemental long-term disability insurance (“S-LDI”) that supplements the Bank’s long-term disability plan benefits for which the Employee is eligible to participate and that provides the Employee with long-term disability payments equal to not more than 70% of the Employee’s annual salary, provided, the Employee is and remains eligible for S-LDI based on Employee’s health or otherwise, S-LDI covering the Employee is available to the Bank and is available at commercially reasonable premium rates.

8. TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

(a) The Employee’s employment hereunder shall terminate upon the first to occur of the following:

(i) upon 90 days’ prior written notice to the Employee upon determination by the Board of Directors of the Bank and/or of EBI that the Employee’s employment shall be terminated for any reason which would not constitute termination “for cause” (as herein defined);

(ii) upon written notice to the Employee upon determination by the Board of Directors of the Bank and/or of EBI that the Employee’s employment shall be terminated “for cause”;

(iii)	automatically upon the death of the Employee;

(iv) in accordance with the terms of Section 9 upon the “disability” (as hereinafter defined) of the Employee; and

(v) upon 90 days’ prior written notice by the Employee to EBI and the Bank of the Employee’s voluntary termination of his employment.

(b) For the purposes of this Agreement “for cause” shall mean (i) dishonesty or fraud in the Employee’s dealings with the Bank or EBI or their respective customers, (ii) indictment for any crime which in the reasonable judgment of the Board of Directors of the Bank and/or EBI adversely affects the good name and reputation of the Bank or of EBI or (iii) material neglect or failure by the Employee to fulfill the Employee’s obligations as President or Chief Executive Officer of the Bank or of EBI as contemplated by this Agreement where such neglect or failure shall not have ceased or been remedied within 30 days following written warning from the Bank or EBI. The determination that “for cause” exists shall be made by a 2/3rds vote of the Board of Directors of the Bank and/or EBI (excluding the Employee for the purposes of determining such 2/3rds vote).

(c) In the event the Employee’s employment is terminated without cause pursuant to Section 8(a)(i) above, EBI or the Bank shall pay the Employee, for a period equal to the then remaining term of this Agreement, a monthly payment (subject to applicable tax withholding) equal to one-twelfth of his then annual base salary, which amount shall be in lieu of any and all other payments due and owing to the Employee under the terms of this Agreement (other than any payments or benefits payable under the terms of the Benefit Plans). EBI’s or the Bank’s obligation to make payments under this Section 8(c) shall be conditional upon the Employee’s compliance with his obligations under Sections 13, 14, 15 and 16 hereof.

(d) If the Employee should die during the term of his employment hereunder, this Agreement shall terminate immediately. In such event, the estate of the Employee shall thereupon be entitled to receive such portion of the Employee’s then annual base salary as has been accrued through the date of his death. The Employee’s estate also shall be entitled to any amounts or benefits payable under the terms of the Benefit Plans.

(e) Upon termination of the Employee’s employment by EBI or the Bank for cause or by the Employee pursuant to Section 8(a)(v), the Employee shall not be entitled to any amounts or benefits hereunder other than such portion of the Employee’s annual salary as has been accrued through the date of his termination of employment and any accrued and unpaid vacation pay through the date of his termination of employment (as provided in EBI’s or the Bank’s vacation policy as in effect from time to time and consistent with applicable law).

9. DISABILITY. The Employee’s employment may also be terminated upon written notice to the Employee by the Bank or EBI in the event of the Employee’s disability. For purposes of this Agreement “disability” shall mean the Employee’s physical or mental incapacity which prevents the Employee from performing the Employee’s normal duties on a full time basis, which condition, in the reasonable judgment of the Board of Directors of the Bank and/or of EBI after consultation with medical advisors satisfactory to such Boards and the Employee, is likely to continue for a sufficiently long period of time so as to be materially detrimental to the Bank’s and/or EBI’s operations. Any termination pursuant to this Section 9 shall be effective on the date 30 days after which the Employee shall have received written notice of EBI’s or the Bank’s election to terminate hereunder. In such event, the Employee shall thereupon be entitled to receive, for a period equal to the shorter of (i) 180 days from the effective date of the Employee’s termination of employment under this Section 9 or (ii) until such date the Employee becomes eligible for long term disability payments under either the Bank’s or EBI’s then existing long term disability plan, continued scheduled monthly payments of the Employee’s then annual base salary. Executive shall also be entitled to any amounts or benefits payable under the terms of the Benefit Plans.

10. ASSIGNMENT. This Agreement is personal to the Employee and the Employee may not assign or transfer any part of his rights or duties hereunder, or any compensation due to the Employee hereunder, to any other person, except that this Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devises, legatees or beneficiaries. No payment pursuant to any will or the laws of descent and distribution shall be made hereunder unless the Bank and EBI shall have been furnished with a copy of such will and/or such other evidence as the respective Boards of Directors may deem necessary to establish the validity of the payment.

11. AMENDMENT. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by the Employee and by the Chairman of the Board of Directors of the Bank and of EBI or such other director or officer as may be specifically designated by the respective Boards of Director. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

12. ARBITRATION.

(a) Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation or validity hereof shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the parties, including without limitation any matter relating to the interpretation of this Agreement, may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justifiable or ripe for resolution by a court or arbitral tribunal. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”).

(b) The arbitral tribunal shall consist of one arbitrator who shall be an attorney of recognized standing at the bar with at least 15 years experience in the practice of law. The parties to the arbitration jointly shall directly appoint such arbitrator within 30 days of initiation of the arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Commercial Arbitration Rules and shall be a person who (i) maintains his or her principal place of business either within 75 miles of Buffalo, New York and (ii) has had substantial experience in commercial and business matters. The Bank and EBI shall pay all of the fees and expenses of the arbitrator. The arbitration shall be conducted within the Buffalo, New York metropolitan area or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent.

(c) At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party. No evidence of any witness shall be presented unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.

(d) A decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced, against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

(e) Nothing herein contained shall be deemed to give, the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

13. CONFIDENTIALITY. The Employee agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of EBI or the Bank, either during the period of the Employee’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating or belonging to EBI or the Bank, any of their respective subsidiaries, affiliated companies or businesses, which shall have been obtained by the Employee during the Employee’s employment by EBI or the Bank. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Employee; (ii) becomes known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (iii) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides EBI or the Bank, as the case may be, with prior notice of the contemplated disclosure and reasonably cooperates with EBI or the Bank, as the case may be, at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Employee’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

14. NONCOMPETITION AGREEMENT.

(a) In view of the unique and valuable services expected to be rendered by the Employee to EBI and/or the Bank and in consideration of the compensation to be received hereunder, during the Employee’s employment by EBI and/or the Bank and, unless the Employee’s employment is terminated for cause as defined in Section 8, for a period of one year following the termination of the Employee’s employment hereunder (the “Non-Competition Period”), the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which EBI or the Bank or any of their respective subsidiaries or affiliates is engaged at the effective date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which the Employee has been involved to any extent (other than DE MINIMIS) at any time during the 12-month period ending with the effective date of termination, in any locale of the United States in which EBI or the Bank conducts business. This Section 14 shall not prevent the Employee from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict the Employee from rendering services to charitable organizations, as such term is defined in Section 501(c) of the Internal Revenue Code of 1986 (the “Code”).

(b) If any portion of the restrictions set forth in this Section 14 should, for any reason whatsoever, be declared invalid by a court or tribunal of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

(c) The Employee acknowledges that the territorial and time limitations set forth in this Section 14 are reasonable and properly required for the adequate protection of the business of each of EBI and the Bank. The Employee hereby waives, to the extent permitted by law, any and all right to contest the validity of this Section 14 on the ground of breadth of its geographic or product and service coverage or length of term. In the event any such territorial or time limitation is deemed to be unreasonable by a court or tribunal of competent jurisdiction, the Employee agrees to the reduction of the territorial or time limitation to the area or period which such court or tribunal shall deem reasonable.

15. NON-SOLICITATION AGREEMENT.

During the Employee’s employment with EBI or the Bank and continuing during the Non-Competition Period, the Employee agrees that he will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (a) any managerial level employee of EBI or the Bank or any of their respective subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with either EBI or the Bank or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee or (b) any customer of EBI or the Bank or any of their respective subsidiaries or affiliates to purchase goods or services then sold by EBI or the Bank or any of their respective subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

16. NONCOMPETITION ACKNOWLEDGEMENTS RESPECTING RESTRICTIVE COVENANTS

(a) No Adequate Remedy at Law. The Employee acknowledges that it is impossible to measure in money the damages that will accrue to either EBI or the Bank in the event that the Employee breaches, or threatens to commit a breach of, any of the restrictive covenants set forth in Sections 13, 14 and 15 (individually, a “Restrictive Covenant”) and collectively, the “Restrictive Covenants”) and that any such damages, in any event, would be inadequate and insufficient. Therefore, if the Employee breaches, or threatens to commit a breach of, any Restrictive Covenant, EBI or the Bank and any of their respective subsidiaries or affiliates shall have, in addition to, and not in lieu of, any other rights and remedies available to them under law and in equity, the right to injunctive relief and/or to have the Restrictive Covenants specifically enforced by a court or tribunal of competent jurisdiction, without the posting of any bond or other security. If EBI or the Bank or any of their respective subsidiaries or affiliates shall institute any action or proceeding to enforce a Restrictive Covenant, the Employee hereby waives, and agrees not to assert in any such action or proceeding, the claim or defense that EBI or the Bank or any of their respective subsidiaries or affiliates have an adequate remedy at law. Notwithstanding the foregoing, nothing herein shall constitute a waiver by the Employee of his right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred. The Employee shall inform any future employer of the Restrictive Covenants and provide such employer with a copy thereof, prior to the commencement of that employment.

(b) Injunctive Relief Not Exclusive Remedy. In the event of a breach of any of the Restrictive Covenants, the Employee agrees that, in addition to any injunctive relief as described in Section 16(a) above, EBI or the Bank and any of their respective subsidiaries or affiliates shall be entitled to any other appropriate legal or equitable remedy.

(c) Sections Reasonable, Fair and Equitable. The Employee agrees that the provisions of Sections 13, 14, 15 and this Section 16 are reasonable, fair and equitable in light of his duties and responsibilities under this Agreement and the benefits to be provided to him under this Agreement and that it is necessary to protect the legitimate business interests of EBI and the Bank and that the Employee has had independent legal advice in so concluding.

17. MISCELLANEOUS

17.1 NOTICE. All notices, requests, demands, and other communications required or permitted to be given by either party to the other party by this Agreement (including, without limitation, any notice of termination of employment and any notice under the Commercial Arbitration Rules of an intention to arbitrate) shall be in writing and shall be deemed to have been duly given when delivered personally or when mailed by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party, as set forth below, and shall be deemed to have been duly received when delivered personally or received by such mailing or upon refusal of the receiving party to accept such personal delivery or receipt of such mailing:

If to the Bank or EBI, to:

Evans Bancorp Inc.

Evans National Bank

14-16 North Main Street

Angola, New York 14006

Attention: Chairman of the Board of Directors of Evans National Bank
or Chairman of the Board of Directors of Evans Bancorp, Inc., as required

If to the Employee, to:

David J. Nasca

54 Lanoche Court

Williamsville, New York 14221

Either party hereto may change its address for purposes of this Section 17 by giving written notice to the other party hereto.

17.2 ENFORCEABILITY. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term, and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.3 COUNTERPARTS. This Agreement may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. For purposes of this Agreement, a facsimile copy of a party’s signature shall be sufficient to bind such party.

17.4 GOVERNING LAW. This Agreement has been executed and delivered in the State of New York and shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New York.

17.5 ENTIRE AGREEMENT. Except as explicitly provided for herein, this Agreement supersedes any and all other oral or written agreements heretofore made relating to the subject matter hereof (including the letter agreement accepted by the Employee on August 14, 2006) and constitutes the entire agreement of the parties relating to the subject matter hereof.

17.6 TREATMENT AS NON-QUALIFIED DEFERRED COMPENSATION. The parties acknowledge that certain payments under this Agreement may be treated as non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended. In order that this Agreement complies with Section 409A, the parties agree (i) that the benefits payable under Section 8 hereof are payable only upon the Employee’s separation from service, as such term is used in Section 409A, (ii) that if the Employee is determined to be a “specified employee”, as defined in Section 409A, of a “corporation with publicly traded stock”, as such phrase is used in Section 409A, than all payments under Section 8 which are subject to Section 409A shall be delayed for a period of six (6) months after the date of the Employee’s separation from service, (iii) that the payments under Section 8 cannot be accelerated under the terms of this Agreement, (iv) that there is neither any “initial deferral election” nor any “subsequent elections”, as such terms are used in Section 409A, provided to the Employee relating to any benefits under Section 8 which are subject to Section 409A, and (v) that the benefits under Section 8 hereof are not, and shall not be funded through a trust located outside the United States. It is the expressed intention of the parties that this Agreement comply with Section 409A, and its terms and provisions shall be construed and interpreted to the extent possible in a manner consistent with such intent.

17.7 SURVIVAL. Except as otherwise expressly provided herein, the termination of the Employee’s employment hereunder or the expiration of this Agreement shall not affect the enforceability of Sections 8(c), 13, 14, 15, 16 and Section 17 hereof or of any provisions hereof requiring the payment of certain amounts following such termination or expiration

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EVANS BANCORP INC.

By:	/s/ Phillip Brothman

Name:	Phillip Brothman

Title:	Chairman of the Board

EVANS NATIONAL BANK

By:	/s/ Phillip Brothman

Name:	Phillip Brothman

Title:	Chairman of the Board

By:	/s/ David J. Nasca

Name:	David J. Nasca